Exhibit 99.1

The New America High Income Fund, Inc.
Update on Timing of Reorganization

Boston, Massachusetts, March 12, 2025 – The New America High Income Fund, Inc. (the “Fund”) (NYSE: HYB) announced today that the reorganization of the Fund into the T. Rowe Price High Yield Fund (the “T. Rowe Price Fund”), a separate series of the T. Rowe Price High Yield Fund, Inc. (the “Reorganization”), is now expected to close immediately before the opening of business of the New York Stock Exchange on Monday, March 31, 2025 (the “Closing Date”), subject to satisfaction of customary closing conditions. Upon the closing of the Reorganization, shareholders of the Fund will become holders of Investor Class shares of the T. Rowe Price Fund.

About the Fund

The New America High Income Fund, Inc. is a diversified, closed-end management investment company. The Fund’s investment adviser is T. Rowe Price Associates, Inc. (“T. Rowe Price”). As of February 28, 2025, T. Rowe Price and its affiliates managed approximately $1.63 trillion of assets. T. Rowe Price has provided investment advisory services to investment companies since 1937.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Fund or the T. Rowe Price Fund. Additional information about the Fund and the T. Rowe Price Fund, including performance and portfolio characteristic information, is available at www.newamerica-hyb.com or www.troweprice.com, respectively.

Statements in this press release that are not historical facts may be forward-looking statements, as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that may be beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.